California Secretary of State

Business Programs Division
1500 11th Street, Sacramento, CA 95814

Request Type: Certified Copies
Entity Name: California BanCorp
Formed In: CALIFORNIA
Entity No.: 4321159
Entity Type: Stock Corporation - CA - General

Issuance Date: 09/05/2024
Copies Requested: 1
Receipt No.: 007957542
Certificate No.: 244690733

Document Listing

Reference #	Date Filed	Filing Description	Number of Pages
B3013-0752	09/05/2024	Restated Articles of Incorporation	3

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I, SHIRLEY N. WEBER, PH.D., California Secretary of State, do hereby certify on the Issuance Date, the attached document(s) referenced above are true and correct copies and were filed in this office on the date(s) indicated above.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California on September 05, 2024.

SHIRLEY N. WEBER, PH.D.
Secretary of State

To verify the issuance of this Certificate, use the Certifcate No. above with the Secretary of State Certification Verification Search available at **biz**fileOnline.sos.ca.gov.

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P

For Office Use Only

-FILED-

File No.: BA20241601649

Date Filed: 9/5/2024

RESTATED
ARTICLES OF INCORPORATION
OF
CALIFORNIA BANCORP

Pursuant to Section 910 of the California Corporations Code, the undersigned, Richard Hernandez and Manisha K. Merchant, hereby certify that:

1. They are the President and Secretary, respectively, of California BanCorp, a California corporation, with California Entity Number 4321159.

2. The articles of the corporation as amended to the date of the filing of this certificate are hereby restated in its entirety in the Restated Articles of Incorporation attached as Exhibit "A" to this certificate and incorporated herein by reference.

3. The Restated Articles of Incorporation have been duly approved and adopted by the Board of Directors of the corporation.

4. In accordance with Sections 910(a) and (b) of the California Corporations Code, this certificate does not alter or amend the articles of the corporation in any respect but rather sets forth the articles as amended to the date of filing hereof.

We certify under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed in Los Angeles, California on July 31, 2024.

Richard Hernandez, President

Manisha K. Merchant, Secretary

B3013-0753 09/05/2024 10:48 AM Received by California Secretary of State

EXHIBIT "A"

RESTATED ARTICLES OF INCORPORATION OF CALIFORNIA BANCORP

ARTICLE ONE. NAME: The name of this Corporation is:

California BanCorp

ARTICLE TWO. PURPOSE: The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE THREE.

[Intentionally Omitted]

ARTICLE FOUR.

[Intentionally Omitted]

ARTICLE FIVE. AUTHORIZED STOCK: This Corporation is authorized to issue two (2) classes of shares of stock: one class of shares to be called "Common Stock"; the second class of shares to be called "Serial Preferred Stock." The total number of shares of stock which this Corporation shall have authority to issue is one hundred million (100,000,000), of which fifty million (50,000,000) shall be Common Stock and fifty million (50,000,000) shall be Serial Preferred Stock.

The designations and the powers, preferences, and rights and the qualifications, limitations or restrictions thereof of each class of stock of this Corporation shall be as follows:

(a) Serial Preferred Stock. The Serial Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and the number of shares constituting any such series and a designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(b) Common Stock.

(1) After the requirements with respect to preferential dividends upon all classes and series of stock entitled thereto shall have been paid or declared and set apart for payment and after this Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then and not otherwise, the holders of Common Stock shall be entitled to receive, subject to the applicable provisions of the Corporations Code of the State of California, such dividends as may be declared from time to time by the Board of Directors.

(2) After distribution in full of the preferential amounts to be distributed to the holders of all classes and series of stock entitled thereto in the event of a voluntary or involuntary liquidation, dissolution, or winding up of this Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation.

(3) Each holder of Common Stock shall have one (1) vote in respect of each share of such stock held by such holder, subject, however, to such special voting rights by class as are or may be granted to holders of Serial Preferred Stock.

ARTICLE SIX. DIRECTOR LIABILITY: The liability of directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Any amendment, repeal or modification of the provisions of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE SEVEN. INDEMNIFICATION OF AGENTS: This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law of the State of California) for breach of duty to this Corporation and its shareholders through bylaw provision, agreements with the agents, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the General Corporation Law of the State of California, subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law of the State of California. Any amendment, repeal or modification of the provisions of this Article shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such amendment, repeal or modification.